EXHIBIT 99.1

CONTACT:	K.C. Kavanagh Starwood Hotels & Resorts (914) 640-8339

FOR IMMEDIATE RELEASE

Barry Sternlicht to Become Executive Chairman
Starwood Hotels Announces Search for Successor to Mr. Sternlicht as CEO

Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc. announced today he intends to step down as Chief Executive Officer once a new Chief Executive has been hired and is on board. Mr. Sternlicht will co-chair a newly formed search committee of the Board of Directors to help identify and select his successor. Upon the CEO’s selection, Mr. Sternlicht will become Executive Chairman of Starwood.

“I’m very proud of Starwood and have never been more optimistic about the company’s positioning in the industry. As Executive Chairman, it is my intention to reduce my day-to-day role and focus on long term strategy, provide guidance on capital investment and real estate matters, nurture the expansion of our W brand, and fill a meaningful ambassadorial role for the Company. I feel a great sense of responsibility and proprietorship for the Company, but it has become increasingly difficult for me to fulfill that global responsibility in the face of the needs of my family and my other activities. Additionally, I believe a growing “best practice” in corporate governance is the separation of the Chairman and Chief Executive Officer positions,” stated Mr. Sternlicht.

Senator George Mitchell, on behalf of the Starwood Board of Directors, said, “Barry Sternlicht’s dynamic leadership of Starwood is evident in the prestige of the Starwood name today. The creation of the W brand and his many innovations has influenced the entire industry. His creativity and vision enabled the company to integrate a once disparate collection of individual hotel assets into a global powerhouse. We respect his decision to step down from the position of CEO, but look forward to his continuing to play a leadership role at Starwood as Executive Chairman of the Board. He is one of the premier deal makers in the real estate industry and the Board is pleased he remains willing to serve as Executive Chairman.”

“Starwood has successfully navigated the unprecedented storm impacting the travel sector and has emerged as not only a survivor, but in terrific shape. Our balance sheet is now strong, our treasure chest of brands is powerful and gaining strength, we have a deep pool of talented management led by Bob Cotter, our Chief Operating Officer, tremendous unexploited value in our extraordinary real estate asset base, a very full pipeline of product and service innovations (both visible and invisible to the customer), and an equally exciting development pipeline highlighted by the global growth of W and our other brands. On the macro side, the lack of new construction in the upscale category, should lead to several years of solid growth for our Company,” said Sternlicht.

“Starwood today is a creative, innovative, compassionate and ethical company. It is time, however, to bring in a new CEO who can guide the Company day-to-day to achieve a new level of excellence and to help us realize our truly extraordinary potential. As a major shareholder, I remain committed to the Company’s future success and will do all I can to ensure that the Company continues to excel during the transition and beyond,” said Sternlicht.

During Sternlicht’s tenure as CEO, which began in the spring of 1995 with the acquisition of Hotel Investors Trust, Starwood grew from a nearly bankrupt REIT with an equity market capitalization of less than $10M, into the world’s largest hotel company (measured by EBITDA), with an enterprise value exceeding $11B. He is credited with the rapid growth of the firm and the successful integration of Westin Hotels and ITT Sheraton, the acquisition and expansion of Vistana, now Starwood Vacation Ownership, and the disposition of more than $8B in assets including the sale of Caesars World in 1999.

Mr. Sternlicht also conceived of and has led the expansion of the W Hotels brand, led expansion of the St. Regis brand, the entrance of the Company into vacation ownership, the establishment of the nation’s #1 frequent guest program, which pioneered no blackout dates, and the introduction of innovations including the Westin Heavenly Bed, Heavenly Bath, Heavenly Crib, Westin Workout, and Sheraton Sweet Sleeper among many others.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 740 properties in more than 80 countries and 105,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W® brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.